AMENDED AND RESTATED
TAX SHARING AGREEMENT
BETWEEN FORD MOTOR COMPANY AND
FORD MOTOR CREDIT COMPANY

THIS TAX SHARING AGREEMENT (this “Agreement”) dated December 12, 2006, is made and entered into by Ford Motor Company (“Ford”), a Delaware corporation, and Ford Motor Credit Company (“Ford Credit”), a Delaware corporation.

RECITALS

WHEREAS, Ford is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and of combined groups as defined under similar laws of other jurisdictions and Ford Credit is a member of such groups; and

WHEREAS, the groups of which Ford is the common parent and Ford Credit is a member file or intend to file Consolidated Returns and Combined Returns; and

WHEREAS, Ford and Ford Credit desire to provide for the allocation of liabilities and procedures to be followed with respect to certain tax matters arising on and after January 1, 2006.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. Definitions

1.1.  “Adjusted Tax Asset Balance” means Ford Credit's aggregate Tax Assets adjusted to reflect only the portion of such assets that Ford determines to have resulted in an actual cash tax benefit to the Ford Group.

1.2.  “Audit” includes any audit, assessment of Taxes, other examination by any Tax Authority, proceeding, or appeal of such proceeding relating to Taxes, whether administrative or judicial.

1.3.  “Combined Group” means, for each Non-Federal Combined Tax, the group of corporations or other entities that files the Combined Return.

1.4.  “Combined Return” means any Tax Return with respect to Non-Federal Taxes filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein Ford Credit joins in the filing of such Tax Return (for any taxable period or portion thereof) with Ford or one or more Ford Affiliates.

1.5.  “Consolidated Group” means an affiliated group of corporations within the meaning of Section 1504(a) of the Code of which Ford is the common parent and that files a consolidated return.

1.6.  “Consolidated Return” means any Tax Return with respect to Federal Income Taxes filed on a consolidated basis wherein Ford Credit joins in the filing of such Tax Return (for any taxable period or portion thereof) with Ford or one or more Ford Affiliates.

1.7.  “Contingent Tax Liability" means Ford's estimate of an expected Redetermination Amount.

1.8.  “Estimated Tax Installment Date” means the installment due dates prescribed in Section 6655(c) of the Code (presently April 15, June 15, September 15 and December 15).

1.9.  “Federal Income Tax” means any tax imposed under Subtitle A of the Code (including the taxes imposed by Sections 11, 55, 59A, and 1201(a) of the Code) and any other income based United States Federal Tax which is hereinafter imposed upon corporations.

1.10.  “Federal Tax” means any Tax imposed or required to be withheld by any Tax Authority of the United States.

1.11.  “Final Determination” means any of (a) the final resolution of any Tax (or other matter) for a taxable period that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise, including (1) by the expiration of a statute of limitations (giving effect to any extension, waiver or mitigation thereof) or a period for the filing of claims for refunds, amending Tax Returns, appealing from adverse determinations, or recovering any refund (including by offset), (2) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable, (3) by a closing agreement or an accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under laws of other jurisdictions, (4) by execution of an Internal Revenue Service Form 870AD, or by a comparable form under the laws of other jurisdictions (excluding, however, with respect to a particular Tax Item for a particular taxable period any such form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Taxing Authority to assert a further deficiency with respect to such Tax Item for such period), or (5) by any allowance of a refund or credit, but only after the expiration of all periods during which such refund or credit may be recovered (including by way of offset) or (b) the payment of Tax by any member of the Consolidated Group or Combined Group with respect to any Tax Item disallowed or adjusted by a Taxing Authority provided that Ford determines that no action should be taken to recoup such payment.

1.12.  “Ford Credit Combined Tax Liability” means, with respect to any taxable period, Ford Credit's liability for Non-Federal Combined Taxes as determined under Section 3.3 of this Agreement.

1.13.  “Ford Credit Federal Income Tax Liability” means, with respect to any taxable period, Ford Credit's liability for Federal Income Taxes as determined under Section 3.2 of this Agreement.

1.14.  “Ford Affiliate” means any corporation or other entity directly or indirectly controlled by Ford, but excluding Ford Credit.

1.15.  “Ford Group” means the affiliated group of corporations as defined in Section
1504(a) of the Code, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Ford is the common parent, and any corporation or other entity which may be, may have been or may become a member of such group from time to time, but excluding Ford Credit.

1.16.  “Non-Federal Combined Tax” means any Non-Federal Tax with respect to which a Combined Return is filed.

1.17.  “Non-Federal Separate Tax” means any Non-Federal Tax other than a Non-Federal Combined Tax.

1.18.  “Non-Federal Tax” means any Tax other than a Federal Tax.

1.19.  “Pro Forma Ford Credit Combined Return” means a pro forma Non-Federal Combined Tax return or other schedule prepared pursuant to Section 3.3 of this Agreement.

1.20.  “Pro Forma Ford Credit Federal Return” means a pro forma Federal Income Tax return or other schedule prepared pursuant to Section 3.2 of this Agreement.

1.21. “Redetermination Amount” means, with respect to any Tax for any taxable period, the amount determined under Section 4.7 of this Agreement.

1.22.  “Tax” means any charges, fees, levies, imposts, duties, or other assessments of a similar nature, including income, alternative or add-on minimum, gross receipts, profits, lease, service, service use, wage, wage withholding, employment, workers compensation, business occupation, occupation, premiums, environmental, estimated, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, collection, windfall profits, withholding, social security, unemployment, disability, ad valorem, highway use, commercial rent, capital stock, paid up capital, recording, registration, property, real property gains, value added, business license, customs duties, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Tax Authority.

1.23.  “Tax Asset” means any Tax Item that could reduce a Tax, including a net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or credit related to alternative minimum tax.

1.24.  “Tax Authority” means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or Imposition of any Tax (including the Internal Revenue Service).

1.25.  "Tax Item” means any item of income, gain, loss, deduction or credit, or other attribute than may have the effect of increasing or decreasing any Tax.

1.26.  “Tax Return” means any return, report, schedule, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) required to be supplied to, or flied with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

Section 2. In General

2.1.  Preparation and Filing of Tax Returns. Ford shall have the sole and exclusive responsibility for the preparation and filing of all Consolidated Returns and all Combined Returns. Ford shall have the exclusive right, in its sole discretion, with respect to any such Tax Return to determine (a) the manner in which such Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (b) whether any extensions may be requested, (c) the elections that will be made by Ford, any Ford Affiliate and Ford Credit in such Tax Return, (d) whether any amended Tax Returns shall be flied, (e) whether any claims for refund shall be made, (f) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax, and (g) whether to retain outside specialists to prepare such Tax Return, whom to retain for such purpose and the scope of any such retainer; provided, however, that Ford shall consult with Ford Credit senior management prior to making any determination that would have a material affect on Ford Credit operations.

2.2.  Audits. Ford shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of Ford, any Ford Affiliate and Ford Credit in any Audit relating to any Tax Return described in Section 2.1 of this Agreement and to resolve, settle, or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit; provided, however, that Ford shall consult Ford Credit senior management with respect to any issue that would reasonably be expected to have a material affect on Ford Credit.

2.3.  Agent. Ford Credit hereby irrevocably designates Ford as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as Ford, in its sole discretion, may deem appropriate in any and all matters (including Audits) relating to any Tax Return described in Section 2.1 of this Agreement.

2.4.  Provision of Information. Ford Credit shall (a) furnish to Ford in a timely manner such information and documents as Ford may reasonably request for purposes of (1) preparing any Tax Return described in Section 2.1 of this Agreement, (2) contesting or defending any Audit of any Tax Return described in Section 2.1 of this Agreement, and (3) making any determination or computation necessary or appropriate under this Agreement, (b) cooperate in any Audit of any Tax Return described in Section 2.1 of this Agreement, (c) retain and provide on demand books, records, documentation or other information relating to any Tax Return until the later of (1) the expiration of the applicable statute of limitations (giving effect to any extension, waiver, or mitigation thereof) and (2) in the event any claim is made under this Agreement for which such information is relevant, until a Final Determination with respect to such claim, and (d) take such action as Ford may deem appropriate in connection with any of the foregoing.

Section 3. Tax Sharing

3.1.  Ford Credit Liability for Federal Income Taxes and Non-Federal Combined Taxes. For each taxable period, Ford Credit shall be liable for an amount equal to the sum of the Ford Credit Federal Income Tax Liability and the Ford Credit Combined Tax Liability for such taxable period.

3.2.  Ford Credit Federal Income Tax Liability. With respect to each taxable period, the Ford Credit Federal Income Tax Liability shall be Ford Credit's liability for Federal Income Taxes for such period as determined on a Pro Forma Ford Credit Federal Return prepared:

(a)  on the basis of the Consolidated Return for such period, determined by including only Tax Items of Ford Credit and its subsidiaries which are included in the Consolidated Return, and

(b)  without regard to graduated rates of tax.

3.3.  Ford Credit Combined Tax Liability. (a) In General. With respect to each taxable period, the Ford Credit Combined Tax Liability shall be the sum, for such taxable period, of Ford Credit's liability for each Non-Federal Combined Tax, as determined on a Pro Forma Ford Credit Combined Return.

(b)  Pro Forma Ford Credit Combined Return. For each taxable period, Ford shall prepare or cause to be prepared a Pro Forma Ford Credit Combined Return for each Non-Federal Combined Tax by reference to:

(1)  the taxable income (or loss) for such taxable period determined from a Pro Forma Ford Credit Federal Return including Tax Items only from Ford Credit and its subsidiaries which are included in the applicable Combined Return;

(2)  material adjustments necessary, in Ford’s sole discretion, to reflect the laws of the applicable jurisdiction;

(3)  (i) the apportionment factors of the Combined Group that includes Ford and Ford Credit for Non-Federal Combined Taxes calculated as if the Combined Group were a single taxpayer, or (ii) for all other Non-Federal Combined Taxes, the individual apportionment factors of Ford Credit and each of its subsidiaries that are included in the applicable Combined Group; and

(4)  without regard to graduated rates of tax.

3.4.  Ford Credit Unused Tax Assets. (a) In General. With respect to its Tax Assets not otherwise taken into account under Section 3.2 or 3.3 of this Agreement, Ford shall pay Ford Credit, at expiration of the relevant statutory carryforward period; provided, however, that for any Tax Asset other than foreign tax credits, Ford's payment to Ford Credit shall be limited to an amount determined by comparing (i) the Consolidated (or Combined) Group's liability for Federal Income Taxes (or Non-Federal Combined Taxes) computed by taking into account such Tax Assets to (ii) the Consolidated (or Combined) Group's liability for Federal Income Taxes (or Non-Federal Combined Taxes) computed without taking into account such Tax Assets. Ford shall pay Ford Credit the full amount of its foreign tax credits.

Section 4. Payment of Taxes and Tax Sharing Amounts

4.1.  Federal Income Taxes. Ford shall pay to the Internal Revenue Service all Federal Income Taxes, if any, of the Consolidated Group due and payable for all taxable periods.

4.2.  Non-Federal Combined Taxes. Ford shall pay to the appropriate Tax Authorities all Non-Federal Combined Taxes, if any, of the Combined Group due and payable for all taxable periods.

4.3.  Non-Federal Separate Taxes. Ford Credit shall pay (or cause to be paid) to the appropriate Tax Authorities all Non-Federal Separate Taxes, if any, of Ford Credit and its subsidiaries due and payable for all taxable periods.

4.4.  Other Federal Taxes. The parties shall each pay (or cause to be paid) to the appropriate Tax Authorities all of their respective Federal Taxes (excluding Federal Income Taxes which are governed by Section 4.1 of this Agreement), if any, due and payable for all taxable periods.

4.5.  Tax Sharing Installment Payments. (a) Federal Income Taxes. Ford may, in its sole discretion, deliver to Ford Credit a schedule, not later than five business days prior to any Estimated Tax Installment Date with respect to any taxable period, setting forth the estimated amount of the related installment of the Ford Credit Federal Income Tax Liability determined under the principles of Section 6655 of the Code. Ford Credit shall pay Ford in accordance with their customary intercompany settlement procedure.

(b)  Non-Federal Combined Taxes. Not later than September 30 of each taxable year, Ford shall deliver to Ford Credit an estimate of the Ford Credit Combined Tax Liability for the taxable year. Ford Credit shall then pay to Ford, in accordance with their customary intercompany settlement procedure, the amount thus determined.

4.6.  Tax Sharing True-up Payments. (a) Federal Income Taxes. Not later than 45 business days after the Consolidated Return is filed with respect to any taxable period, Ford shall deliver to Ford Credit a Pro Forma Ford Credit Federal Return reflecting the Ford Credit Federal Income Tax Liability. Upon receipt, Ford Credit shall pay to Ford, or Ford shall pay to Ford Credit, as appropriate, in accordance with their customary intercompany settlement procedure, an amount equal to the difference, if any, between the Ford Credit Federal Income Tax Liability for the taxable period and the aggregate amount, if any, paid by Ford Credit with respect to such taxable period under Section 4.5(a) of this Agreement.

(b)  Non-Federal Taxes. Not later than 45 business days after the last Combined Return is filed with respect to any taxable period, Ford shall deliver to Ford Credit a schedule based upon the Pro Forma Ford Credit Combined Returns for such period reflecting the Ford Credit Combined Tax Liability. Upon receipt, Ford Credit shall pay to Ford, or Ford shall pay to Ford Credit, as appropriate, in accordance with their customary intercompany settlement procedure, an amount equal to the difference, if any, between the Ford Credit Combined Tax Liability for the taxable period and the amount paid by Ford Credit with respect to such taxable period under Section 4.5(b) of this Agreement.

4.7.  Redetermination Amounts. (a) In General. Ford shall deliver to Ford Credit a schedule reflecting the computation of a Redetermination Amount for any affected tax year at such time as Ford and Ford Credit may agree; provided, however, that in the event of any redetermination as a result of a Final Determination Ford shall deliver such schedule to Ford Credit within 120 days of the date of the Final Determination. Ford Credit shall pay Ford or Ford shall pay Ford Credit, as the case may be, in accordance with their customary intercompany settlement procedure, the Redetermination Amount.

(b)  Computation. A Redetermination Amount for a Tax for a taxable period shall be the difference between the net amount of all amounts previously determined under Section 3 of this Agreement for such taxable period and the net amount of all amounts that would have been determined under Section 3 of this Agreement taking such redetermination into account.

4.8.  Interest on Contingent Tax Liabilities/Tax Assets. (a) Net Contingent Tax Liability. If Ford Credit's Contingent Tax Liabilities exceed its Adjusted Tax Asset Balance, Ford Credit shall pay Ford interest on the excess at the rate established under 6621(a)(2) of the Code.

(b)  Net Adjusted Tax Asset Balance. If Ford Credit's Adjusted Tax Asset Balance exceeds its Contingent Tax Liabilities, Ford shall pay Ford Credit interest on the excess at a rate equal to Ford Credit's weighted average after-tax cost of capital.

(c)  Payment. Ford shall deliver to Ford Credit a schedule reflecting the interest on the net Contingent Tax Liabilities or net Adjusted Tax Asset Balance no later than one month prior to the end of each calendar year quarter. Ford Credit shall pay Ford or Ford shall pay Ford Credit, as the case may be, in accordance with their customary intercompany settlement procedure, the interest amount.

4.9.  Deferred Payment. Ford and Ford credit may agree that payments under Sections 4.5 through 4.7 of this Agreement may be made after the period prescribed. Payments that are not made within the prescribed period shall thereafter bear interest at a rate to be agreed upon by Ford and Ford Credit.

Section 5. Miscellaneous

5.1.  Effectiveness; Term. This Agreement shall become effective upon execution by both parties hereto. This Agreement shall apply to tax matters arising on and after January 1, 2006 and all rights and obligations arising hereunder shall survive until the later of (a) when they are fully effectuated or performed or (b) the expiration of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof).

5.2.  Changes in Law. Any reference to a provision of the Code or a law of another jurisdiction shall include a reference to any applicable successor provision or law.

5.3.  Confidentiality. Each party shall hold and cause its advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party, or (c) later lawfully acquired from other sources not under a duty of confidentiality by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants who shall be advised of and agree to be bound by the provisions of this Section 5.3. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

5.4.  Successors. This Agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto, to the same extent as if such successor had been an original party.

5.6.  Authorization, etc. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

5.7.  Section Captions. Section captions used in this Agreement are for convenience and reference only and shall not affect the construction of this Agreement.

5.8.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to laws and principles relating to conflicts of law.

5.9.  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

5.10.  Waivers and Amendments. This Agreement shall not be waived, amended or otherwise modified except in writing, duly executed by all of the parties hereto.

5.11.  Severability. If any provision of this Agreement is held to be invalid, void, illegal or unenforceable, the remaining provisions hereof shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. In the event any provision is held to be invalid, void, illegal or unenforceable, the parties hereto shall use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such provision.

5.12.  No Third Party Beneficiaries. This Agreement is solely for the benefit of Ford, the Ford Affiliates and Ford Credit and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other rights in excess of those existing without this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

FORD MOTOR COMPANY

By:	/s/ Diane P. Dossin
Diane P. Dossin
Assistant Tax Officer

FORD MOTOR CREDIT COMPANY

By:	/s/ Kenneth R. Kent
Kenneth R. Kent
Vice Chairman, Chief Financial Officer and Treasurer